Exhibit 99.1

Hall of Fame Resort & Entertainment Company Appoints Erica Muhleman as Executive Vice President of New Business Development/Marketing & Sales

CANTON, Ohio – September 8, 2020 – Hall of Fame Resort & Entertainment Company (“HOFV” or the “Company”) (NASDAQ: HOFV, HOFVW), the only resort, entertainment and media company centered around the power of professional football and owner of the Hall of Fame Village powered by Johnson Controls in Canton, Ohio, today announced that it has named experienced business professional Erica Muhleman as its Executive Vice President of New Business Development/Marketing & Sales, effective September 14, 2020. Ms. Muhleman’s primary responsibilities will include expanding and strengthening the Company’s relationships with global, national and regional business partners to drive revenue and raise HOFV’s brand profile.

Ms. Muhleman brings to HOFV extensive knowledge of corporate sponsorships, sales and marketing, and community and public relations accumulated from her over two decades of experience working in the sports and entertainment industries. She has worked directly with corporate leadership executives and business partners within professional sports organizations such as the National Football League (NFL), Major League Baseball (MLB), National Basketball Association (NBA), National Hockey League (NHL), U.S. Olympic & Paralympic Committee (USOC), Professional Golf Association (PGA) and the National Women’s Hockey League (NWHL).

“With Erica’s background in sports and national and regional business knowledge, she will be a strong addition to our team,” said Michael Crawford, President and CEO of HOFV. “This role is a key revenue position focused on developing new sponsor partnerships and bolstering our marketing and sales efforts for our destination in Canton. She will play a crucial part in helping the company achieve its financial goals, build strategic partnerships and develop marketing strategies to support consumer and fan excitement.”

Ms. Muhleman joins HOFV having recently served as Executive Vice President of Business Development for Pegula Sports and Entertainment, where she led sales and business initiatives to develop integrated sponsorships and other revenue-generating activities, including non-game events, premium seating, suites and merchandise at New Era Field, KeyBank Center and Blue Cross Arena.

Prior to Pegula Sports and Entertainment, Ms. Muhleman served as Vice President of Corporate Partnerships for the Buffalo Bills where she directed the service and activation of corporate partners, provided leadership to account service groups to ensure contractual obligations were met, and personally managed top, multi-million-dollar sponsorships. Before that, she was an Account Director at IMG, where she oversaw the company’s annual multi-million-dollar budget and negotiated partnerships to support its marketing platform. Earlier in her career, she worked as Manager of Marketing Services for the Cleveland Browns.

Ms. Muhleman earned her Master of Arts in Marketing from Cleveland State University and her Bachelor of Arts in Psychology from Ohio University. She grew up only 15 minutes from the Hall of Fame Village in Louisville, Ohio. Erica and her husband Steve have one son, Carter.

About the Hall of Fame Resort & Entertainment Company

The Hall of Fame Resort & Entertainment Company (NASDAQ: HOFV, HOFVW) is a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the Pro Football Hall of Fame. Headquartered in Canton, Ohio, the Hall of Fame Resort & Entertainment Company is the owner of the Hall of Fame Village powered by Johnson Controls, a multi-use sports, entertainment and media destination centered around the Pro Football Hall of Fame’s campus. Additional information on the Company can be found at www.HOFREco.com.

For Information, Contact:

Media Inquiries
Public.Relations@hofreco.com

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Investor.Relations@hofreco.com